EXHIBIT 99.1

XBiotech Successfully Clones First Anti-Ebola Therapeutic Antibody Product Candidate

AUSTIN, Texas, May 26, 2015 (GLOBE NEWSWIRE) -- XBiotech (Nasdaq:XBIT), the developer of True Human™ therapeutic antibodies, announced today that it has successfully isolated and cloned an anti-Ebola product candidate using its True Human antibody discovery platform.

True Human antibodies are derived directly from human donors that have natural immunity to disease. The anti-Ebola product candidate was developed from a blood donation received earlier this year from a patient who recovered from Ebola infection.

John Simard, President and CEO of XBiotech, stated, "Our response to the Ebola outbreak has been a very special project in several ways. Our technology offered us the ability to develop a curative therapy to a deadly disease that was ravaging nations and even threatened us here at home; and it offered the potential to develop a therapy with unparalleled speed. What started with selfless donations from Ebola survivors only a few months ago has resulted in a True Human antibody therapeutic candidate that could be used to treat the disease. We are very proud of the capabilities we have developed and are humbled by the potential to address serious unmet medical need at home and abroad."

Simard continued, "Additionally, the results of our Ebola program further represent how XBiotech's core strength in efficient drug discovery makes the company uniquely capable to quickly respond to disease outbreaks."

About XBiotech

XBiotech is pioneering a new era in the discovery and development of targeted antibodies based on its True HumanTM technology. The company's mission is to rethink the way antibody medicines are discovered and commercialized by advancing its robust pipeline of truly natural human antibodies for treating serious diseases such as cancer, inflammatory conditions and infectious diseases. XBiotech's lead product, Xilonix™, is a potential breakthrough antibody therapy that is currently the subject of two pivotal clinical studies for treating patients with advanced colorectal cancer. Xilonix specifically targets and neutralizes interleukin-1 alpha (IL-1a), a molecule known to promote angiogenesis, growth and spread of tumors, as well as mediate symptoms such as metabolic dysregulation, fatigue and anxiety associated with advanced cancer. XBiotech's broad pipeline of True Human antibodies are able to potentially deliver unmatched safety and efficacy because they are cloned directly from individual donors who possess natural immunity against certain targeted diseases. As such, True Human antibodies retain their natural physiology and tolerance profile, having passed the rigors of immune selection in the body. For more information, visit www.xbiotech.com.

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         XBiotech
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         512.386.2930

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